For Immediate Release

Date:                October 26, 2005

Contacts:          J. Williar Dunlaevy                                Michael A. Christopher

                        Chairman & Chief Executive Officer      President & Chief Operating Officer

Phone:              413-445-3500                                    413-445-3409

Email:             bill.dunlaevy@legacybanks.com          mike.christopher@legacybanks.com

LEGACY BANCORP, INC. ANNOUNCES COMPLETION OF STOCK OFFERING AND CONVERSION

Pittsfield, Massachusetts, October 26, 2005 - Legacy Bancorp, Inc. announced today that it has become the holding company for Legacy Banks as a result of the completion of the conversion of the bank's holding company structure from mutual to stock ownership. Legacy Bancorp has also completed its related public stock offering. Its common stock began trading on the NASDAQ National Market under the symbol "LEGC".

Legacy Bancorp sold 9,545,000 shares of common stock at $10 per share, and contributed 763,600 shares to The Legacy Banks Foundation, a charitable foundation formed in connection with the conversion. After the conversion and offering, Legacy Bancorp has 10,308,600 shares outstanding.

J. Williar Dunlaevy, Chairman and Chief Executive Officer of Legacy Bancorp and Legacy Banks, stated "This is a banner day in Legacy's history. Our entire staff is excited to continue our tradition of customer service and to implement our growth strategy under our new structure."

Ryan Beck & Co., Inc. assisted in the sale of the common stock in the offering and Lord, Bissell & Brook LLP served as conversion counsel. Thacher Proffitt & Wood LLP served as counsel to Ryan Beck.

Commencing today, Legacy will mail full or partial refunds due to subscribers as a result of the oversubscription of the stock offering, and will mail stock certificates to investors commencing Thursday, October 27, 2005. The Legacy Banks Employee Stock Ownership Plan, which was unable to purchase shares in the subscription offering due to oversubscriptions, intends to purchase 824,688 shares on the open market.

Legacy Banks is headquartered in Pittsfield. It employs 170 people and has ten offices throughout Berkshire County in Great Barrington, Lee, Lenox, North Adams, Otis and Pittsfield. Legacy offers Personal Banking, Mortgage Lending, Commercial Services, Insurance, Investments, Portfolio Management, Credit and Debit Card products, and Online Services. Legacy Banks has a 170-year banking history in Berkshire County. It was originally City Savings Bank, chartered in 1893, and in recent years has grown and expanded with the mergers of Lenox Savings Bank, chartered 1890, and Lee National Bancorp, chartered 1835.

This release contains certain "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These include statements regarding the anticipated mailing date of stock certificates. Forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," and "potential." Forward-looking statements are subject to various factors which could cause actual results to differ materially from these estimates. These factors include, but are not limited to, general economic and market conditions, legislative and regulatory conditions, changes in interest rates that adversely affect Legacy Banks' interest rate spread, changes in deposit flows, loan demand or real estate values and other economic, governmental, competitive, regulatory and technological factors that may affect Legacy Bancorp's operations. Additional factors that could cause the mailing date to be delayed include delays in processing and printing of stock certificates.